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                                                 Exhibit 15 (iv) under Form N-1A
                                                Exhibit 1 under Item 601/Reg.S-k

                                    FTI Funds


                               Amendment No. 1 to
                        EXHIBIT A to 12b-1 Agreement with
                      Edgewood Services, Inc. ("EDGEWOOD")


Portfolios

      EDGEWOOD will pay Administrator fees for the following portfolios (the "Funds") effective as of the dates set forth below:

      Name      Date

   FTI Global Bond Fund                               December 22, 1995
   FTI International Equity Fund                      December 22, 1995
   FTI International Bond Fund                              December 22, 1995
   FTI Small Capitalization Equity Fund               December 22, 1995
   FTI Bond Fund                                      August 5, 1998
   FTI Municipal Bond Fund                            August 5, 1998
   FTI Large Capitalization Growth Fund                     August 5, 1998
   FTI Large Capitalization Growth and Income Fund    August 5, 1998

Administrative Fees

      1. During the term of this Agreement, EDGEWOOD will pay Administrator a quarterly fee in respect of each Fund. This fee will be computed at the annual rate of .75 of 1% of the average net asset value of Shares held during the quarter in accounts for which the Administrator provides services under this Agreement, so long as the average net asset value of Shares in each Fund during the quarter equals or exceeds such minimum amount as EDGEWOOD shall from time to time determine and communicate in writing to the Administrator.

      2. For the quarterly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.



As revised:  August 5, 1998